Exhibit 99.1

FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS FIRST QUARTER RESULTS

JERICHO, N.Y., August 5, 2014 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for the first quarter of its 2015 fiscal year that ended June 29, 2014.

For the fiscal quarter ended June 29, 2014:

•	Net income increased by 21.4% to $4,071,000 as compared to $3,354,000 for the thirteen weeks ended June 30, 2013;
•	Earnings per diluted share increased by 21.9% to $0.89 as compared to $0.73 for the thirteen weeks ended June 30, 2013;
•
Earnings before income taxes increased by 119.5% to $6,862,000 as compared to $3,126,000 for the thirteen weeks ended June 30, 2013 (excluding non-routine items in 2013 relating to an insurance gain of $2,801,000 offset by an impairment charge of $400,000); and

•	Revenues increased by 18.2% to $27,668,000, as compared to $23,401,000 during the thirteen weeks ended June 30, 2013.

Effective March 1, 2014, Nathan’s commenced its new License Agreement with John Morrell & Co. replacing its prior licensee for the exclusive right and obligation to manufacture, distribute, market and sell “Nathan’s Famous” branded hot dogs, through retail channels (e.g., supermarkets, groceries, mass merchandisers and club stores) within the United States. For the quarter, which is the first full quarter with the new agreement in effect, royalties earned pursuant to the new agreement, increased by 217.6% to $4,656,000 as compared to $1,466,000 earned under the prior agreement during the thirteen weeks ended June 30, 2013.

The Company also reported the following:

•
Sales from the Branded Product Program, featuring the sale of Nathan’s hot dogs to the foodservice industry, increased by 14.6% to $15,064,000 during the thirteen weeks ended June 29, 2014, as compared to sales of $13,141,000 during the thirteen weeks ended June 30, 2013.

•
Sales from the Company-owned restaurants were $5,291,000 during the thirteen weeks ended June 29, 2014 as compared to $3,726,000 during the thirteen weeks ended June 30, 2013.  The increase in sales was due to the following: (1) Our Flagship Coney Island restaurant, which was severely damaged by Superstorm Sandy, operated for thirteen weeks during the current year as compared to operating for only five weeks of the quarter last year; and (2) Our Yonkers restaurant, which was renovated last year, operated for thirteen weeks this year and was closed during the entire quarter last year.

•
License royalties increased by 146.7% to $5,568,000 during the thirteen weeks ended June 29, 2014, as compared to $2,257,000 during the thirteen weeks ended June 30, 2013. In addition to the increased royalties earned pursuant to the new John Morrell license agreement, all other license royalties increased by $118,000, or 14.9%.

•
Revenues from franchise operations were $1,489,000 during the thirteen weeks ended June 29, 2014, as compared to $1,355,000 during the thirteen weeks ended June 30, 2013. Nine new franchised units were opened during the thirteen weeks ended June 29, 2014, including five Branded Menu Program outlets and our first location in Costa Rica.

•
During the thirteen weeks ended June 30, 2013, Nathan’s realized a gain of $2,801,000 in connection with the settlement of its flood damage and contents loss insurance claims relating to Superstorm Sandy and recognized an impairment charge of $400,000 in connection with a long-term investment.

About Nathan’s Famous

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and nine foreign countries through its restaurant system, foodservice sales programs and product licensing activities. At June 29, 2014, the Nathan’s restaurant system consisted of 311 units, comprised of 306 franchised units and five company-owned units (including one seasonal unit). Nathan’s was ranked #55 on the Forbes list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. Last year, over 480 million Nathan’s Famous hot dogs were sold. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially include but are not limited to: economic, weather (including the three-year drought in the Midwest, along with freezing temperatures during the winter causing a reduced supply of cattle), and continued increases in the price of beef trimmings; our ability to pass on the cost of any price increases in beef and beef trimmings; legislative and business conditions; the collectability of receivables; changes in consumer tastes; the status of our licensing and supply agreements, including the impact of a new supply agreement for hot dogs with John Morrell & Co. and the termination in 2014 of our existing hot dog supply agreement with SMG and any issues arising from or related to the transition from SMG Inc. to John Morrell & Co. as our primary hot dog supplier; the ability to continue to attract franchisees; no material increases in the minimum wage or other changes in labor laws or the impact of a new union contract; our ability to attract competent restaurant and managerial personnel; the enforceability of international franchising agreements; the impact of changes in the economic relationship between the United States and Russia; and the future effects of any food borne illness; such as bovine spongiform encephalopathy, BSE; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

Nathan's Famous, Inc.
Financial Highlights

	Thirteen weeks ended
	June 29, 2014	June 30, 2013
	( unaudited)

Total revenues	$27,668,000	$23,401,000

Earnings before income taxes	$6,862,000	$5,527,000

Net income	$4,071,000	$3,354,000

Income per share:
Basic	$0.91	$0.76

Diluted	$0.89	$0.73

Weighted-average shares used in computing income per share

Basic	4,471,000	4,415,000
Diluted	4,593,000	4,588,000